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                             ASSET SALE AGREEMENT

                                by and between

                       U.S. WIRELESS CORPORATION, ET AL

                                      and

                            TRAFFICMASTER USA, INC.





                         dated as of November 12, 2001







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

                               TABLE OF CONTENTS

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                                             ARTICLE I

                                   DEFINITIONS AND INTERPRETATION

Section 1.01  Definitions..............................................................   2
Section 1.02  Interpretation...........................................................   8

                                             ARTICLE II

                                    PURCHASE AND SALE OF ASSETS

Section 2.01  Sale and Transfer of Assets..............................................   8
Section 2.02  Retained Assets..........................................................   9
Section 2.03  Assumption of Liabilities................................................   9
Section 2.04  The Purchase Price.......................................................   9
Section 2.05  Earnest Money Deposit....................................................  10

                                             ARTICLE III

                                             THE CLOSING

Section 3.01  The Closing..............................................................  10
Section 3.02  Deliveries by Seller.....................................................  10
Section 3.03  Deliveries by Buyer......................................................  11

                                             ARTICLE IV

                                          REPRESENTATIONS AND
                                         WARRANTIES OF SELLER

Section 4.01  Title to Assets; Encumbrances............................................  11
Section 4.02  Intellectual Property....................................................  12
Section 4.03  Organization.............................................................  13
Section 4.04  Board Approval; Authority Relative to this Agreement.....................  13
Section 4.05  Governmental Consents and Approvals......................................  13
Section 4.06  No Violations............................................................  13
Section 4.07  Litigation...............................................................  14
Section 4.08  No Default...............................................................  14
Section 4.09  No Violation of Law......................................................  14
Section 4.10  Environmental Matters....................................................  14
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                                      -i-
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Section 4.11  Title to and Use of Property.............................................  14
Section 4.12  Absence of Conflicts.....................................................  14

                                               ARTICLE V

                                    REPRESENTATIONS AND WARRANTIES
                                               OF BUYER

Section 5.01  Organization.............................................................  15
Section 5.02  Authorization............................................................  15
Section 5.03  Binding Agreement........................................................  15
Section 5.04  Consents and Approvals; No Violations....................................  16
Section 5.05  Brokers or Finders.......................................................  16

                                               ARTICLE VI

                                               COVENANTS

Section 6.01  Interim Operations of the Business.......................................  16
Section 6.02  Access...................................................................  17
Section 6.03  Efforts and Actions to Cause Closing to Occur............................  17
Section 6.04  Assigned Contracts; Certain Adjustments..................................  17
Section 6.05  Approval of Break-Up Fee and Overbid Procedures..........................  18
Section 6.06  Bankruptcy Court Filings.................................................  18
Section 6.07  Employee Matters.........................................................  18
Section 6.08  Subsequent Actions.......................................................  18
Section 6.09  Completion of Non-assignable Assigned Contracts..........................  18
Section 6.10  Renewal-Period of Real Property Leases...................................  19
Section 6.11  Tax Matters..............................................................  19
Section 6.12  General Cooperation......................................................  19
Section 6.13  Further Assurances.......................................................  20

                                              ARTICLE VII

                                              CONDITIONS

Section 7.01  Conditions to Each Party's Obligation to Effect the Closing..............  20
Section 7.02  Conditions to Obligations of Buyer to Effect the Closing.................  20
Section 7.03  Conditions to Obligations of Seller to Effect the Closing................  23

ARTICLE VIII

"AS IS" TRANSACTION

Section 8.01   "As Is" Transaction.....................................................  23
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                                     -ii-
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

                                               ARTICLE IX

                                             EXTENSION; WAIVER
Section 9.01  Extension; Waiver........................................................  24

                                                ARTICLE X

                                              MISCELLANEOUS

Section 10.01 Fees and Expenses........................................................  24
Section 10.02 Amendment and Modification...............................................  24
Section 10.03 Notices..................................................................  24
Section 10.04 Counterparts.............................................................  26
Section 10.05 Entire Agreement; No Third Party Beneficiaries...........................  26
Section 10.06 Governing Law............................................................  26
Section 10.07 Exclusive Jurisdiction...................................................  26
Section 10.08 Election of Remedies.....................................................  26
Section 10.09 Assignment...............................................................  26
Section 10.10 Headings.................................................................  27

                              ASSET SALE AGREEMENT

          Asset Sale Agreement, dated as of November 12, 2001, by and between U.S. Wireless Corporation ("U.S. Wireless"), Wireless Location Services, Inc. ("WLS") and Wireless Location Technologies, Inc. ("WLT"), Delaware corporations, as debtors and debtors-in-possession (collectively referred to as the "Seller"), and Trafficmaster USA, Inc., a Delaware corporation with corporate offices at 1209 Orange Street, Wilmington, Delaware 19801, a wholly owned subsidiary of Trafficmaster Plc, a company registered in England with corporate offices at University Way, Cranfield, Bedfordshire MK43 0TR UK, and listed on the London Stock Exchange ("Buyer").

          WHEREAS, Seller has developed a network-based proprietary technology to locate mobile telephone subscribers by recognizing the pattern of radio waves radiating from a subscriber's handset (the "RadioCamera Technology"). In January 2001, U.S. Wireless formed a wholly owned subsidiary, WLS, and assigned to it certain agreements. In January 2001, U.S. Wireless formed a wholly owned subsidiary, WLT, which holds intellectual property supporting the RadioCamera Technology. The Seller's activities to date have consisted primarily of research, development and testing of the RadioCamera Technology (collectively referred to as the "Business"); and

          WHEREAS, Seller filed voluntary petitions on August 29, 2001 (the "Petition Date") for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. (S)(S) 101-1330 (the "Bankruptcy Code"), pending in the United States Bankruptcy Court for the District of Delaware (the "Court") as Case Nos. 01-10262 through 01-10264 (SLR) (the "Bankruptcy Cases"); and

          WHEREAS, Buyer desires to purchase and acquire from Seller certain assets and rights, and Seller desires to sell, convey, assign and transfer all of such assets and rights to Buyer, in the manner and subject to the terms and conditions set forth herein and as authorized under Sections 363 of the Bankruptcy Code; and

          WHEREAS, Seller desires to assign to Buyer and Buyer may desire to assume from Seller, certain liabilities associated with the assignment of Designated Contracts (defined herein), if any, in the manner and subject to the terms and conditions set forth herein and as authorized under Section 363 of the Bankruptcy Code;

          NOW, THEREFORE, in consideration of the foregoing promises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

          Section 1.01  Definitions.  For all purposes of this Agreement,
                        -----------
except as otherwise expressly provided or unless the context clearly requires otherwise:

          "Additional Designated Contracts" has the meaning set forth in Section 6.05(c).

          "Agreement" or "this Agreement" shall mean this Asset Sale Agreement, together with the Schedules hereto.

          "Ancillary Agreements" shall mean the Bill of Sale and any Lease Assignment Documents that have been specifically designated by Buyer.

          "Applicable Law" shall mean any law, regulation, rule, order, judgment or decree to which the Business, the Assets or Seller is subject.

          "Assets" shall mean the assets of Seller set forth in Section 2.01.

          "Assigned Contracts" shall mean those Designated Contracts which are assigned to Buyer at Closing.

          "Assigned Designated Contracts" shall mean the Assigned Contracts and the Post-Closing Assigned Contracts.

          "Assumed Liabilities" has the meaning set forth in Section 2.03.

          "Bankruptcy Case" has the meaning set forth in the recitals hereof.

          "Bankruptcy Code" has the meaning set forth in the recitals hereof.

          "Bankruptcy Court" has the meaning set forth in the recitals hereof.

          "Break-Up Fee" has the meaning set forth in Section 6.05.

          "Business" has the meaning set forth in the recitals hereof.

          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banks in Delaware are authorized or obligated by Applicable Law or executive order to close or are otherwise generally closed.

          "Buyer" has the meaning set forth in the recitals hereof.

          "Closing" shall mean the closing referred to in Section 3.01.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Claims" shall mean, with respect to the period prior to the Closing Date, any right to payment from Seller, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from Seller, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          "Committee" shall mean the official committee of unsecured creditors appointed in the Bankruptcy Case.

          "Contracts" shall mean any and all contracts relating to the Assets.

          "Contract Information" has the meaning set forth in Section 6.04(a).

          "Cure Amount(s)" shall mean the aggregate dollar amount required to be paid to the non-seller parties to the Assigned Designated Contracts, by agreement or order of the Bankruptcy Court, as a condition to the assumption by Seller of such contracts pursuant to Section 365 of the Bankruptcy Code and the reinstatement of such contracts in full force and effect.

          "Deposit" has the meaning in Section 2.05.

          "Designated Contract(s)" has the meaning set forth in Section 6.04(b).

          "Encumbrance" shall mean any mortgage, pledge, lien (statutory or otherwise), security interest, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, charge or encumbrance of any kind or nature, including actions in rem and lis
                                                               -- ---     ---
pendens in respect of any Assets.
-------


          "Environmental Laws" means any and all laws, statutes, rules, regulations, orders, ordinances, codes, legal directives, notices, legal requirements and rules of common law of any Governmental Authority relating to pollution, or protection of the environment in effect at the time of Closing in any and all jurisdictions in which any Seller is conducting or at any time has conducted business or where the Acquired Assets are or were located, and any judicial or administrative interpretation thereof including, but not limited to, any judicial or administrative order, consent decree, judgment or settlement relating to the environment, Hazardous Materials, or exposure to Hazardous Materials.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Final Order" shall mean an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument
                                             -----------
or rehearing has expired and as to which no appeal, petition for certiorari, or
                                                                 ----------
other proceedings for reargument or rehearing shall then be pending or in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or
                                                       ----------
rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.
             ----------

          "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

          "Hardware" shall mean any computer hardware or peripheral device that is used, has been used, or is intended to be used in, or relates to, the conduct of any business by Seller.


          "Hazardous Materials" means: (i) any "waste," "hazardous waste," "industrial waste," "solid waste," "hazardous material," "hazardous substance," "toxic substance," "hazardous material," "pollutant," or "contaminant" as those or similar terms are defined, identified, or regulated under any Environmental Laws; (ii) any asbestos, polychlorinated biphenyls, or radon; (iii) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof; and (iv) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or results in any Governmental Authority requiring any environmental investigation, remediation, or monitoring thereof.

          "Indebtedness" shall mean, at any time and with respect to any Person,
(a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including Inventory, and services purchased, and trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person's liability remains contingent), (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness,
(iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness, and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          "Intangible Property" shall mean all Software, securities, partnership or other ownership interests, rights to receive money or property by assignment, future interests, claims and rights against third parties, Accounts Receivable, notes receivable, Intellectual Property, prepaid expenses, acquisition costs and other intangible property of any nature owned, leased, licensed, used or held, directly or indirectly, by, on behalf of or for the account of, a Person.

          "Intellectual Property" shall mean all Trademarks, United States and foreign patents and patent applications and improvements thereon, assumed names, logos, inventions, technical information, know-how, processes, service marks, trade names, Trade Secrets and copyrights (including registrations, licenses and applications pertaining thereto and further including derivatives and renewals thereof), and all other intellectual property rights, software (in object and source code formats) and other confidential and proprietary information, processes and formulas used in, or necessary for the operation of Seller's business throughout the world, including without limitation the design, development, manufacture, use, import and sale of the products, technology and services of Seller (including products, technology or services currently under development by Seller), other than generally available software products of Third Parties that are not assignable. The "Intellectual Property" shall include all information and materials reasonably required to diagnose problems in, maintain, support, enhance and otherwise modify the Intellectual Property, including source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary or explanation that may be reasonably necessary to render such information or materials understandable and useable by an experienced computer programmer.

          "Knowledge of Seller" concerning a particular subject, area or aspect of the Business or affairs shall mean the actual knowledge of any of the senior officers and directors of Seller or such officer's or director's reason to know in the course of conducting his or her duties.

          "Leased Real Property" shall mean the leasehold interests held by Seller under the Real Property Leases.

          "Liabilities" shall mean the debts, liabilities, claims, security interests, Encumbrances, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the Closing) of Seller.

          "Permits" means permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Entity.

          "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

          "Plans" shall mean each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or an ERISA Affiliate, that together with Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Seller.

          "Post-Closing Assigned Contracts" shall mean those Designated Contracts assigned to Buyer after Closing.

          "Purchase Price" has the meaning set forth in Section 2.04.

          "Real Property" shall mean the Leased Real Property.

          "Real Property Leases" shall mean the real property leases to which Seller is a party and which Buyer may wish to assume as described in Schedule 4.01(b).

          "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

          "Retained Assets" has the meaning set forth in Section 2.02.

          "Retained Properties" shall mean the real property, and buildings and fixtures thereon, owned, leased or operated by Seller, the control of which will not be transferred, directly or indirectly, to Buyer at Closing pursuant to this Agreement, including those assets listed in Schedule 2.02(a).

          "Sale Hearing" means the hearing to consider approval of the Sale Motion.

          "Sale Motion" means and refers to the motion or motions to be filed by Seller seeking (a) approval of the terms and provisions of this Agreement and the Ancillary Agreements, and (b) authorization for (i) the sale of certain assets pursuant to section 363 of the Bankruptcy Code and (ii) the assumption and assignment of certain Contracts pursuant to section 365 of the Bankruptcy Code, both as contemplated in this Agreement.

          "Sale Order" shall mean an order (or orders) of the Bankruptcy Court, in form satisfactory to Buyer, approving the consummation of the Transactions, under Sections 363 and 365 of the Bankruptcy Code. The Sale Order shall provide, inter alia, for the assumption of the Initial Designated Contracts by Seller and the assignment of such contracts to Buyer.

          "Seller" has the meaning set forth in the recitals hereof.

          "Software" shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

          "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

          "Tangible Property" shall mean all cash, furnishings, machinery, equipment, Hardware, computer systems, supplies, inventories, vehicles, books and records and other tangible property and facilities of any kind or nature whatsoever.

          "Tax" or "Taxes" shall mean all taxes, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, personal and real property (including leaseholds and interests in leaseholds), sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

          "Tax Return" shall mean any return (including estimated returns), report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any United States federal, state, local or foreign Governmental Entity in connection with any determination, assessment or collection of any Tax or other administration of any laws, regulations or administrative requirements (collectively "returns") and any amended returns.

          "Third Party" shall mean any Person other than Seller, Buyer, or any of their respective Affiliates.

          "Trademarks" shall mean all United States and foreign trademarks, tradenames, service marks and registrations and applications for registration therefor.

          "Trade Secrets" shall mean technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies.

          "Transactions" shall mean all the transactions provided for or contemplated by this Agreement and/or the Ancillary Agreements.

          "Transfer Taxes" has the meaning set forth in Section 6.11(a).

          Section 1.02  Interpretation.
                        --------------

          (a) When a reference is made in this Agreement to a section, article, paragraph, exhibit or schedule, such reference shall be to a section, article, paragraph, exhibit or schedule of this Agreement unless clearly indicated to the contrary.

          (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (e) A reference to any party to this Agreement or any other agreement or document shall include such party's predecessors, successors and permitted assigns.

          (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

          (g)  References to $ are to United States Dollars.

                                  ARTICLE II

                          PURCHASE AND SALE OF ASSETS

          Section 2.01  Sale and Transfer of Assets.  On the terms and subject
                        ---------------------------
to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, good and marketable title, free and clear of all Liens, Claims or Encumbrances, to the Assets set forth below ("Assets"):

          (a) All Intellectual Property of the Seller including without limitation all patents (including applications), trade secrets, customer lists, licensing rights and entitlements, and proprietary computer software and systems; including all published and non-published documentation.

          (b) All know-how, processes, technical data, techniques, confidential business information, lists of former customers, inventions (whether or not patented or patentable), trade secrets, data bases and rights in data, and other proprietary information, technology and

Intellectual Property rights, including reasonable access to current system configurations and system environments.

          (c) The data platform, data center and network operations center equipment, excluding only (i) the Hewlett-Packard Credit Corporation ("HP") computer equipment that is encumbered by any valid and perfected liens and/or security interests in favor of HP (collectively, the "HP Computer Equipment") and (ii) the real property associated with the center;

          (d) The Radio Camera demonstration system in metropolitan Washington, D.C., including the assignment of any access agreements or tower leases for the operation of such system as set forth in Schedule 4.01(b);

          (e) The Radio Camera demonstration system in the San Francisco Bay area, including the assignment of any access agreements or tower leases for the operation of the such system as set forth in Schedule 4.01(b);

          (f)  Any Radio Camera inventory plus related spare parts;

          (g) Option to take Seller's stake in Wireless Technology, Inc. ("WTI") subject to due diligence at Buyer's sole discretion.

          Section 2.02  Retained Assets.  Notwithstanding Section 2.01, all of
                        ---------------
Seller's right, title and interest in and to the following properties, assets and rights shall be excluded from the Assets (collectively, the "Retained Assets"):

          (a)  all assets, properties and contracts listed in Schedule 2.02(a);

          (b)  all Tax refunds and recoveries and similar benefits of Seller;

          (c) any claims, counterclaims, offsets, defenses or causes of action arising prior to the Closing Date;

          (d) any claims, actions or causes of action for monetary damages for any breach of fiduciary duty, fraud or other tortious conduct occurring prior to the Closing Date;

          (e) any rights, demands, claims, actions, and causes of action constituting avoidance actions of Seller's estate under chapter 5 of the Bankruptcy Code;

          (f)  all Contracts not assigned to Buyer as provided in Section 6.04.

          Section 2.03  Assumption of Liabilities.  Buyer shall assume no
                        -------------------------
liabilities of Seller under this Agreement or otherwise.

          Section 2.04  The Purchase Price. Subject to the terms and conditions
                        ------------------
of this Agreement, the aggregate purchase price for the sale and transfer of the Assets to, and the assumption of the Assumed Liabilities by, Buyer (the "Purchase Price"), is Two Million Dollars ($2,000,000.00). Any "Cure Amounts" required to be paid under section 365 of the Bankruptcy

Code to facilitate the transfer and/or assignment of any or all of the Assets or as may be required to utilize all or part of the Assets shall be paid by the Seller from the Purchase Price and shall not be in addition to the Purchase Price.

          Section 2.05  Earnest Money Deposit. Immediately upon execution of
                        ---------------------
this Agreement, Buyer shall deposit Two Hundred Fifty Thousand Dollars ($250,000) (the "Deposit") to be held in escrow pursuant to an escrow agreement.

                                  ARTICLE III

                                  THE CLOSING

          Section 3.01  The Closing.  Upon the terms and subject to the
                        -----------
conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Eighteen and Arch Streets, Philadelphia, PA 19103 at 10:00 a.m. on December 10, 2001, or such other date and/or place as is agreed to in writing by each of the parties hereto.

          Section 3.02  Deliveries by Seller.  At the Closing, Seller shall
                        --------------------
deliver or cause to be delivered to Buyer (unless previously delivered), the following:

          (a) a duly executed Bill of Sale in form and substance acceptable to Buyer;

          (b) duly executed counterparts of one or more instruments of assignment and assumption, substantially in form and substance customary in similar transactions, with respect to all Leased Real Property designated by Buyer (the "Lease Assignment Documents");

          (c) all documents of title and instruments of conveyance reasonably necessary to transfer record and/or beneficial ownership to Buyer of all automobiles, trucks, trailers which constitute Assets pursuant to this Agreement;

          (d) assignments of the Trademarks and the other Intellectual Property rights in form and substance reasonably acceptable to Buyer and such confirmatory assignments as may be necessary to record in the United States Patent and Trademark Office, the assignment to Buyer of the United States registered Trademarks and shall have executed such other confirmatory assignments prepared by Buyer which are in substance reasonably acceptable to Seller and its counsel as Buyer or its counsel deem to be necessary or advisable to record in state trademark offices;

          (e) all such other documents of title, deeds, endorsements, assignments and other instruments of sale, conveyance or transfer as are reasonably necessary to vest in Buyer good and marketable title to the Assets.

           Section 3.03  Deliveries by Buyer.  At the Closing, Buyer shall
                         -------------------
deliver to Seller (unless previously delivered), the following:

           (a) a cashier's check (or, at Seller's option, wire transfer) payable to Seller in the amount of the Purchase Price less the Deposit;

           (b) a duly executed instrument of assumption in form and substance customary in similar transactions;

           (c) a duly executed counterpart of each Lease Assignment Document applicable to Buyer; and

           (d) such other documents as are required to be delivered by Buyer to Seller pursuant to this Agreement.

                                  ARTICLE IV

                              REPRESENTATIONS AND
                             WARRANTIES OF SELLER


    The Sellers jointly and severally represent and warrant to the Buyer as follows:

           Section 4.01  Title to Assets; Encumbrances.
                         -----------------------------

           (a)  Personal Property.  Seller is the owner of the Assets other
                -----------------
than the Leased Real Property and leased personal property, and, by the execution and delivery at the Closing of the instruments of transfer provided for herein and such other documents required, Buyer will be vested with good, valid and marketable title to each of the Assets other than the Leased Real Property and leased personal property (subject to their respective leases), free and clear of all Liens, Claims and Encumbrances.

           (b)  Leased Real Property.  Schedule 4.01(b) contains a list of all
                --------------------
real property leased by Seller associated with the operation of the Assets listed in Sections 2.01(d) and 2.01(e). The only Leased Real Property that Buyer may wish to assume are those tower sites and/or access agreements relating to the operation of the Assets in Sections 2.01(d) and 2.01(e). Subject to the approval of the Bankruptcy Court, each of the leases listed in Schedule 4.01(b) is a valid and subsisting leasehold interest of Seller and is in full force and effect. Following the assumption and upon the assignment of such leases by Seller to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code and the requisite order of the Bankruptcy Court, there will be no defaults thereunder and no circumstances or events which, would constitute defaults under such leases except, in either instance, for defaults which, individually or in the aggregate, do not or would not reasonably be expected to have a material impact on the use of such property or are unenforceable due to operation of Section 365(b)(2) of the Bankruptcy Code or shall be cured by Seller pursuant to Section 365 (b)(1) of the Bankruptcy Code, by Seller paying any Cure Amounts due and owing from the Purchase Price.

          (c)  Leased Personal Property.  Schedule 4.01(c) contains a list of
               ------------------------
all personal property leased by Seller and desired by Buyer used in connection with the operation of the Business and included in the Assets. Subject to the approval of the Bankruptcy Court pursuant to the Sale Order and the assumption and assignment of the leases pursuant thereto, each of the leases relating to leased personal property is a valid and subsisting leasehold interest of Seller free of Liens, Claims and Encumbrances, except as set forth in Schedule 4.01(c), and, except as limited by the Bankruptcy Code, is a binding obligation of Seller, enforceable against Seller in accordance with its terms, and is in full force and effect. Following the assumption and upon the assignment of such leases by Seller to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code and the requisite order of the Bankruptcy Court, there will be no defaults thereunder and no circumstances or events which, with notice or the passage of time or both, would constitute defaults under such leases except, in either instance, for defaults which, individually or in the aggregate, do not or would not reasonably be expected to have a material impact on the use of such property or are unenforceable due to operation of Section 365(b)(2) of the Bankruptcy Code or shall be cured by Seller pursuant to Section 365(b)(1) of the Bankruptcy Code, by Seller paying any Cure Amounts due and owing from the Purchase Price.

          Section 4.02  Intellectual Property.
                        ---------------------
          (a) Schedule 4.02(a) sets forth, for the Intellectual Property owned by Seller, a complete and accurate list of all U.S. and foreign (i) patents and patent applications; (ii) Trademark registrations (including Internet domain registrations), Trademark applications, and material unregistered Trademarks (including, the issue and expiration dates of all of the Trademark registrations and applications of Seller relating to the Business) and (iii) copyright registrations, copyright applications and material unregistered copyrights. Such list includes, for each of the foregoing, the applicable record owner, jurisdiction and registration and/or application number, and date issued (or filed).

          (b) Schedule 4.02(b) lists all Software which is owned, licensed, leased or otherwise used by Seller in the conduct of the Business, and identifies which Software is owned, licensed, leased or otherwise used, as the case may be.

          (c) Schedule 4.02(c) sets forth a complete and accurate list of all agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which Seller is a party or otherwise bound, including license agreements, settlement agreements and covenants not to sue (collectively, the "License Agreements"). The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by any party under any such License Agreement pursuant to section 365 of the Bankruptcy Code.

          (d) Except as set forth on Schedule 4.02(d), the Intellectual Property owned by Seller is valid and subsisting, in full force and effect, and has not been canceled, expired or abandoned. There is no pending threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the Intellectual Property owned by Seller, or against any Intellectual Property licensed to Seller.

          (e) Seller will transfer to Buyer on the Closing Date good and marketable title to all of the Intellectual Property owned by Seller, free and clear of all Liens, Claims and Encumbrances. Except as set forth in Schedule 4.02(e), (i) Seller has the sole and exclusive right to use the registered Trademarks in the United States in connection with the goods listed and (ii) Seller is the owner of all right, title and interest in and to the registered Trademarks.

          (f) The conduct of the Business as currently conducted or planned to be conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any Third Party.

          (g) Except as set forth on Schedule 4.02(g), to the Knowledge of Seller, no Third Party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Seller.

          Section 4.03 Organization.  Each Seller is a legal entity validly
                       ------------
existing under the laws of the jurisdiction of its incorporation or organization and has the requisite organizational power and authority to own, use, and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted.

          Section 4.04  Board Approval; Authority Relative to this Agreement.
                        ----------------------------------------------------
Each Seller has the corporate and other organizational power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by each of the Sellers and the consummation by each of the Sellers of the transactions under this Agreement have been duly authorized by all requisite actions. Subject to the entry and effectiveness of the Sale Order, this Agreement has been duly and validly executed and delivered by or on behalf of each of the Seller and (assuming this Agreement constitutes a valid and binding obligation of the Buyer) constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms subject to applicable bankruptcy law.

          Section 4.05 Governmental Consents and Approvals. Except as set forth
                       -----------------------------------
in Schedule 4.05 hereof, no consent, approval, authorization of, declaration, filing, or registration with, any domestic or foreign government or regulatory authority, is required to be made or obtained by any of the Sellers in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereunder, except for consents, approvals, authorizations of, declarations, or filings with, the Bankruptcy Court.

          Section 4.06 No Violations. Neither the execution, delivery, or
                       -------------
performance of this Agreement by the Seller, nor the consummation by any Seller of the transactions contemplated hereunder, nor compliance by any Seller with any of the provisions hereof, will (a) result in any breach of any provisions of the articles of incorporation or bylaws or similar organizational documents of any Seller, (b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which any Seller is a party or by which such Seller's properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to any Seller or to any properties or assets of a Seller, or (d) result in the creation or imposition of any Encumbrance.

          Section 4.07 Litigation. Except for the pendency of the Chapter 11
                       ----------
Case and except as set forth in Schedule 4.07 hereof, there is no suit, action, proceeding, or investigation (whether at law or equity, before or by any federal, state, or foreign commission, court, tribunal, board, agency, or instrumentality, or before any arbitrator) pending or, threatened against or affecting any Seller, nor is there any judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against any Seller.

          Section 4.08 No Default. Except as set forth in Schedule 4.08 hereof,
                       ----------
no Seller is in violation, breach of, or default under (and no event has occurred that with notice or the lapse of time would constitute a violation, breach of, or a default under) any term, condition, or provision of (a) its articles of incorporation or bylaws or other organizational documents, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment, or other instrument, or obligation to which such Seller is a party or by which such Seller's properties or assets may be bound or affected, or (c) any order, writ, governmental authorization, injunction, decree, statute, rule, or regulation applicable to such Seller or to such Seller's properties or assets.

          Section 4.09 No Violation of Law. Except as disclosed in Schedule 4.09
                       -------------------
hereof no Seller is in violation of, or has been given notice or been charged with any violation of, applicable law.

          Section 4.10 Environmental Matters. Except as set forth in Schedule
                       ---------------------
4.10 hereof (a) with respect to the Business, each Seller is, and for the past two (2) years has been, in material compliance with all applicable Environmental Laws; (b) with respect to the Business, no Seller is subject to any pending or threatened claim, action, suit, investigation, inquiry, or proceeding under any Environmental Law; and (c) there has been no release of Hazardous Materials by any Seller arising in connection with the Business except in compliance with applicable Environmental Laws and there is no investigatory, remedial, or monitoring obligations of any Seller under applicable Environmental Laws arising from the Business.

          Section 4.11 Title to and Use of Property. At the Closing, the Buyer
                       ----------------------------
will acquire all right, title and interest in, to and under all of the Assets, in each case free and clear of any and all Liens, Claims and (including any and all claims that may arise by reason of the execution, delivery or performance by the Sellers of this Agreement).

          Section 4.12 Absence of Conflicts.  The execution, delivery and
                       ---------------------
performance by Seller of this Agreement, the consummation by Seller of the transactions contemplated hereby nor the compliance by Seller with any of the provisions hereof, do not and will not:

          (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or by-laws of Seller;

          (b) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with, or result in any violation or breach of any provision of applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree; or

          (c)  except as listed on Schedule 4.05, require any approval of any
                                   -------------
          Governmental Entity or any consent or other action by any Person or Governmental Entity under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which Seller is entitled under (i) any provision of any agreement or other instrument binding upon Seller, or
          (ii) any permit held by, or affecting or in any way relating to the Assets or business of, Seller.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                                   OF BUYER

               Buyer represents and warrants to Seller that:

               Section 5.01  Organization. Buyer is a corporation, duly
                             ------------
organized, validly existing and in good standing under the laws of its state of incorporation.

               Section 5.02  Authorization. Buyer has full power and authority
                             -------------
to execute and deliver this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the Transactions has been duly authorized by its Board of Directors, and no other corporate action on its part is necessary to authorize the execution and delivery by it of this Agreement or the Ancillary Agreements or the consummation by it of the Transactions. No vote of, or consent by, the holders of any class or series of equity is necessary to authorize the execution and delivery by Buyer of this Agreement or the Ancillary Agreements or the consummation by it of the Transactions.

               Section 5.03  Binding Agreement. This Agreement has been duly
                             -----------------
executed and delivered by Buyer and assuming due and valid authorization, execution and delivery hereof or thereof, as the case may be, by Seller on or before Friday, November 16, 2001, this Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. All schedules and ancillary agreements to this Agreement shall be agreed upon and finalized after

Seller's execution of this Agreement. This Agreement shall become null and void if such schedules are not finalized and agreed upon by both parties by November 27, 2001.

          Section 5.04 Consents and Approvals; No Violations. Except for the
                       -------------------------------------
filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, none of the execution, delivery or performance of this Agreement or the Ancillary Agreements by Buyer, the consummation by Buyer of the Transactions or compliance by Buyer with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Buyer, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, arrangement or understanding to which Buyer is a party, as applicable, or by which Buyer or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, or any of its Subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the Transactions.

          Section 5.05 Brokers or Finders. Buyer has not entered into any
                       ------------------
agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

                                  ARTICLE VI

                                   COVENANTS

          Section 6.01 Interim Operations of the Business. Subject to any
                       ----------------------------------
obligations as a debtor or debtor-in-possession under the Bankruptcy Code, or order of the Bankruptcy Court, Seller shall, in the context of the pending cases before the Bankruptcy Court, use commercially reasonable efforts to ensure that after the date hereof and prior to the Closing Date, except as expressly provided in this Agreement:

          (a) Seller shall take all action reasonably required to (i) preserve and protect the Intellectual Property and (ii) maintain, preserve and protect all of the Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear;

          (b) Seller shall not modify, amend or terminate any of their leases or material contracts unless any such modification or amendment shall be to the benefit of Seller or waive, release or assign any material rights or claims to the extent included in the Assets, except in the ordinary course of business and consistent with Seller's past practice;

          (c) Seller shall not enter into any material commitment or transaction (including, any capital expenditure) other than in the ordinary course of Business;

          (d) Seller shall not lease, license, mortgage, pledge or encumber any Assets.

          Section 6.02 Access.
                       ------

          (a)  Between the date of this Agreement and the Closing, Seller shall
(i) afford Buyer and its authorized representatives reasonable access to all offices and other facilities, all employees and personnel of Seller; (ii) permit Buyer and its authorized representatives to make such inspections as they may reasonably require; and (iii) furnish Buyer and its authorized representatives with such operating data and other information concerning the Business as they may from time to time reasonably request.

          (b) Each party agrees not to destroy any files or records which are subject to this Section 6.02 without giving reasonable notice to the other parties, and within 15 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

          Section 6.03  Efforts and Actions to Cause Closing to Occur.
                        ---------------------------------------------

          (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Buyer and Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Closing and the other Transactions as promptly as practicable. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

          Section 6.04  Assigned Contracts; Certain Adjustments.
                        ---------------------------------------

          (a) On or before November 14, 2001, at Buyer's request, Seller shall provide Buyer with all information regarding the Contracts (the "Contract Information") to enable Buyer to determine which of the Contracts are necessary or desirable for the proper operation by Buyer of the Business after the Closing Date. Such information shall include, without limitation, the amounts which Seller's books and records reflect are due and owing with respect to each Contract, including the Cure Amounts.

          (b) On or before November 27, 2001, subject to having received the Contract Information from Seller, Buyer shall furnish to Seller a list, prepared by Buyer in good faith, of those Contracts it requires to be assumed by Seller, and assigned to Buyer, in accordance with Section 365 of the Bankruptcy Code (the "Designated Contracts"). Upon receipt by Seller of the list of Designated Contracts, Seller shall request the Bankruptcy Court to establish procedures for the entry of an order authorizing the assumption by Seller of the Designated Contracts and the assignment thereof to Buyer. Any "Cure Amounts" due pursuant to Section 365 of the Bankruptcy Code shall be paid by Seller from the Purchase Price.

          (c) To the extent requested by Buyer, Seller shall use its best efforts to obtain the consent of each non-seller party to the Designated Contracts, to the assumption of such Contracts upon such terms as Buyer shall reasonably request.

          Section 6.05 Approval of Break-Up Fee and Overbid Procedures. Attached
                       -----------------------------------------------
hereto as Exhibit 6.05 is a true and correct copy of the Bankruptcy Court's November 8, 2001 Order (the "Sale Procedures Order") approving bid procedures and the terms of a break-up fee to be paid to Buyer under the conditions stated therein. The parties acknowledge that the terms of the Sale Procedures Order are consistent with and fulfill all requirements of Buyer under this Agreement regarding the judicial procedures for effectuating the sale of the Assets to Buyer.

          Section 6.06  Bankruptcy Court Filings.
                        ------------------------

          (a) As promptly as practicable after the date of this Agreement, Seller shall file, in a form reasonably satisfactory to Buyer, a Sale Motion, and Seller shall use its best efforts to obtain entry of the Sale Order as promptly as practicable.

          (b) Seller shall provide Buyer with copies of any and all motions, applications, pleadings, schedules, statements, reports and other papers (including exhibits and supporting documentation) filed by or on behalf of Seller or any Subsidiary of Seller in the chapter 11 cases and related to the Assets or this Agreement.

          Section 6.07  Employee Matters.
                        ----------------

          (a) As of the Closing, Buyer may, in its discretion, offer to employ any hourly or salaried employee of Seller under such terms and conditions as Buyer may determine and Seller shall refrain from any acts calculated to dissuade or having the effect of dissuading any of such employees from accepting employment with Buyer or calculated to induce or having the effect of inducing any such employees thereafter to terminate employment with Buyer. Buyer shall assume no liabilities or obligations whatsoever with respect to any employees, officers or directors of Seller.

          Section 6.08  Subsequent Actions.
                        ------------------

          (a) If at any time after the Closing, Buyer will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Buyer, its right, title or interest in, to or under any or all of the Assets or otherwise to carry out this Agreement, Seller shall execute and deliver all deeds, bills of sale, instruments of conveyance, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or otherwise to carry out this Agreement.

          (b) In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

          Section 6.09 Completion of Non-assignable Assigned Contracts. To the
                       -----------------------------------------------
extent that the rights of Seller under any Assigned Contract, or under any other Asset to be assigned under the Bankruptcy Code to Buyer hereunder, may not be assigned without the consent of a

Third Party which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the instrument in question so that Buyer would not acquire the benefit of all such rights, then Seller, to the maximum extent permitted by Applicable Law and the instrument, shall act as Buyer's agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law and the instrument, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer (including, by entering into an equivalent arrangement).

          Section 6.10 Renewal-Period of Real Property Leases. With respect to
                       --------------------------------------
each Real Property Lease, Seller shall use its best efforts to obtain from the landlord an extension of the time-period (until at least December 31, 2001) under which Seller must notify the landlord of its intention to renew or terminate, as the case may be, such Real Property Lease.

          Section 6.11  Tax Matters.
                        -----------

          (a) If prior to Closing Seller shall have obtained an order of the Bankruptcy Court exempting the Transactions from all sales, use, transfer, stamp, duty, value added, and other similar taxes and fees, including, all bulk sales taxes, in each case including interest, penalties or additions attributable thereto (collectively, "Transfer Taxes"), to the extent any such Transfer Taxes arise out of the transfer of the Assets and any Transfer Taxes required to effect any recording or filing with respect thereto such Transfer Taxes shall be borne by Seller.

          (b) If prior to the Closing, Seller shall not have obtained an order of the Bankruptcy Court exempting the Transactions from all Transfer Taxes, any Transfer Taxes required to effect any recording or filing with respect thereto shall be borne by Seller. The Transfer Taxes shall be calculated assuming that no exemption from Transfer Taxes is available, unless at Closing, Buyer shall provide an appropriate resale exemption certificate or other evidence, reasonably acceptable to Seller, of exemption from such Transfer Taxes.

          (c)  Proration of Taxes. Except as provided in Sections 6.11(a) and
               ------------------
6.11(b), all real property Taxes, personal property Taxes or similar ad valorem
                                                                     -- -------
obligations levied with respect to the Assets for any taxable period that includes the day before the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Seller and Buyer as of 12:00:01 a.m. on the Closing Date. If any Taxes subject to proration are paid by Buyer, on the one hand, or Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund net of any Taxes payable with respect to the receipt of any interest included in such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

          Section 6.12 General Cooperation. From the date hereof through the
                       -------------------
Closing, Seller will use its good faith efforts to operate the Business in such a manner as to achieve a smooth transition consistent with the mutual business interests of Seller and Buyer. In this regard, Seller and Buyer agree that they will enter into good faith discussions concerning the

Business, including, but not limited to, personnel policies and procedures, and other operational matters relating to the Business.

          Section 6.13 Further Assurances. Each party shall cooperate with the
                       ------------------
other parties, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental Entity or other regulatory authority or any other Person under any Permit, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by another party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VII

                                  CONDITIONS

          Section 7.01 Condition to Each Party's Obligation to Effect the
                       --------------------------------------------------
Closing. The respective obligation of each party to effect the Closing shall be
-------
subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a)  Statutes; Court Orders. No statute, rule or regulation shall have
               ----------------------
been enacted by any Governmental Entity which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction or Governmental Entity in effect precluding consummation of the Closing.

          Section 7.02 Conditions to Obligations of Buyer to Effect the Closing.
                       --------------------------------------------------------
The obligations of Buyer to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a)  Sale Order.
               ----------

          (i) The Bankruptcy Court shall have entered the Sale Order, which shall become a Final Order, in form and substance acceptable to Buyer, approving and authorizing the Transactions and finding, after an adequate record, among other things, that: (A) the Assets acquired by Buyer, including the assignment of Designated Contracts, were purchased in good faith within the meaning of section 363(m) of the Bankruptcy Code and that Buyer is entitled to the protections of such section; (B) (i) the sale of the Assets and the assignment of the Designated Contracts shall be free and clear of all Liens, Claims and Encumbrances; and (ii) Buyer shall not be considered to be or treated as a successor to Seller or its Affiliates or insiders for the purpose of asserting or assessing liability or Claim against Buyer with respect to any action, or failure to take action, by Seller or its Affiliates or insiders; (C) Buyer's rights under this Agreement and the Ancillary Agreements shall not be subject to the automatic stay, shall constitute expenses and obligations under Section 503(b) of the Bankruptcy Code payable under Section 507(a)(i) of the Bankruptcy Code (unless otherwise expressly provided herein) and that Buyer may exercise such rights without further order of the Bankruptcy Court;

     (D) Seller is in compliance with all terms and provisions of the Designated Contracts; and (E) the Designated Contracts are assigned to the Buyer. Nothing in this Section 7.02(i), or any other Section of this Agreement, shall preclude Seller or Buyer from consummating the Transactions if Buyer, in its sole discretion, waives the requirement that the Sale Order or any other orders become Final Orders.

               (b) Certificate Regarding Representations and Warranties. All
                   ----------------------------------------------------
information required to be furnished or delivered by Seller pursuant to this Agreement shall have been furnished or delivered as of the date hereof and the Closing Date as required hereunder; the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date; and Buyer shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to such effect.

               (c) Compliance by Seller. Seller shall have duly performed in all
                   --------------------
material respects all of the covenants, agreements, and conditions contained in this Agreement that are required to be performed by Seller prior to the Closing Date, and Buyer shall have received a certificate, dated as of the Closing Date, executed by an authorized officer of Seller, to such effect.

               (d) Certified Resolutions. Buyer shall have received from Seller,
                   ---------------------
a certificate dated as of the Closing Date and executed by the Secretary of Seller containing a true and correct copy of resolutions duly adopted by Seller's Board of Directors approving and authorizing this Agreement and the transactions contemplated hereby. The Secretary of Seller shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

               (e) No Injunction; Etc. With respect to the Closing Date, no
                   ------------------
action, proceeding, investigation, regulation, or legislation shall be pending or overtly threatened which seeks to enjoin, restrain, or prohibit Seller or Buyer, or to obtain substantial damages from Seller or Buyer, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Buyer, would make it inadvisable to consummate such transactions.

               (f) Governmental Consents.  Prior to the Closing Date:
                   ---------------------

                      (1) all approvals of Governmental Entities and all filings and registrations with, and notifications to, all Governmental Entities required for consummation of the transactions contemplated hereby on the Closing Date shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; and

                      (2) no approval of a Governmental Entity (including but not limited to the Approval Order) which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of Buyer would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

          (g)  Consents and Approvals.  Prior to the Closing Date:
               -----------------------

               (1) Seller shall have obtained any and all consents required for consummation of the transactions contemplated in this Agreement on the Closing Date or for preventing any default under any approval or permit of a Governmental Entity; and

               (2) no consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of Buyer would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

          (h)  Other Agreements.  On or before the Closing Date, Seller and
               ----------------
Buyer shall have executed the other agreements contemplated hereby in substantially the form attached hereto.

          (i)  Opinion of Counsel.  On or prior to the Closing Date, anticipated
               ------------------
to be December 10, 2001, counsel for Seller shall have delivered an opinion to Buyer, substantially in the form of Exhibit "A" hereto.
                                    -----------

          (j)  Proceedings.  The form and substance of all opinions,
               -----------
certificates, assignments, orders, including the Approval Order, and other documents and instruments hereunder shall be satisfactory in all reasonable respects to Buyer and its counsel.

          (k)  Finalization of Schedules.  All schedules and ancillary
               -------------------------
agreements to this Agreement shall be agreed upon and finalized after Seller's execution of this Agreement. This Agreement shall become null and void if such schedules are not finalized and agreed upon by both parties by November 27, 2001.

          (l)  Consent of Lessors.  Seller shall have received, in form and
               ------------------
substance satisfactory to Buyer, the consent of each of the lessors of the software and hardware leases set forth on Schedule 4.01(c) hereto to assign such leases to Seller.

          (m)  HP Computer Equipment.  Prior to the Closing of the sale, Seller
               ---------------------
shall abandon to HP all HP Computer Equipment upon which HP has a valid and perfected lien and security interest and shall agree to lift the automatic stay as to HP to allow HP to foreclose its interests and sell the HP Computer Equipment. However, prior to Seller abandoning the HP Computer Equipment, Buyer shall have a reasonable amount of time to inspect such HP Computer Equipment in order to recover anything covered in this agreement.

          (n)  Issuance of Order.  Seller shall obtain an order by the
               -----------------
Bankruptcy Court authorizing the assumption and assignment of the Designated Contracts.

          Section 7.03 Conditions to Obligations of Seller to Effect the
                       -------------------------------------------------
Closing. The obligations of Seller to consummate the Closing shall be subject to
-------
the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. All of the representations and
              ------------------------------
warranties of Buyer set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date, other than representations and warranties that speak as of a specific date or time (which need only be so true and correct as of such date or time).

          (b) Sale Order. The Bankruptcy Court shall have entered the Sale
              ----------
Order.

                                 ARTICLE VIII

                              "AS IS" TRANSACTION

          Section 8.01 "As Is" Transaction. BUYER HEREBY ACKNOWLEDGES AND AGREES
                        ------------------
THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE IV ABOVE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ASSETS INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE ASSETS, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE ASSETS OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF PROPERTY, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ASSETS. BUYER FURTHER ACKNOWLEDGES THAT IN PROCEEDING WITH ITS ACQUISITION OF THE ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS AS BUYER DEEMED NECESSARY OR APPROPRIATE. ACCORDINGLY, BUYER WILL ACCEPT THE ASSETS AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

                                  ARTICLE IX

                               EXTENSION; WAIVER

          Section 9.01 Extension; Waiver. At any time prior to the Closing, each
                       -----------------
of the parties hereto may (i) extend the time for the performance of any of the obligations or acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein, or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                                 MISCELLANEOUS

          Section 10.01 Fees and Expenses. (a) All costs and expenses incurred
                        -----------------
in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.

          (b) To the extent provided in the Sale Order, in accordance with
Section 1146(c) of the Bankruptcy Code, the instruments transferring the Assets to Buyer shall contain the following endorsement:

          "Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the District of Delaware relating to a chapter 11 plan of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C.
          (S)1146(c)."

          Section 10.02 Amendment and Modification. This Agreement may be
                        --------------------------
amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

          Section 10.03 Notices. All notices and other communications hereunder
                        -------
shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

               if to Buyer, to:


               Trafficmaster U.S.A., Inc.
               c/o Trafficmaster Plc
               University Way
               Cranfield
               Bedfordshire
               MK43 0TR
               Attention: Paul Pemberton
               Telephone: 44 1234 759375
               Facsimile: 44 1234 759318

               With a copy to:


               Michael Gaddis, Esq.
               7391 Lincoln Way
               Garden Grove, CA 92841
               Telephone: (714) 934-8791
               Facsimile: (714) 379-6378

               and


               if to Seller, to:

               U.S. Wireless Corporation, et al
               2303 Camino Ramon, Suite 200
               San Ramon, CA 94583
               Attention: Patricia Murphy, Esq.
               Telephone: (925) 327-6204
               Facsimile: (925) 830-8821

               with a copy to:

               Pepper Hamilton LLP
               3000 Two Logan Square
               Eighteen and Arch Streets
               Philadelphia, PA 19103-2799
               Attention: Edward C. Toole, Jr., Esq.
               Telephone: (215) 981-4000
               Facsimile: (215) 981-4750

or to such other address as a party may from time to time designate in writing in accordance with this Section. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, or (b) on the first Business Day after sending, if sent by overnight delivery, properly addressed and prepaid or (c) upon receipt, if sent by mail (regular, certified or registered); provided,
                                                                  --------
however, that notice of change of address shall be effective only upon receipt.
-------
The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in this Section 10.04, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          Section 10.04 Counterparts. This Agreement may be executed in one or
                        ------------
more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.

          Section 10.05 Entire Agreement; No Third Party Beneficiaries. This
                        ----------------------------------------------
Agreement, and the schedules hereto, the Sale Procedures Order and the Sale Order (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.

          Section 10.06 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND
                        -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

          Section 10.07 Exclusive Jurisdiction. The parties hereby agree that,
                        ----------------------
without limitation of any party's right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with this Agreement, any breach or default hereunder, or the transactions contemplated herein, and (b) any and all claims, actions, causes of action, suits and proceedings relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent and submit to the jurisdiction of the Bankruptcy Court.

          Section 10.08 Election of Remedies. Neither the exercise of nor the
                        --------------------
failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

          Section 10.09 Assignment. Neither this Agreement not any of the
                        ----------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (a) Buyer may assign, in its sole discretion, any or all of its rights, obligations and interests hereunder to Buyer and (b) Buyer may assign any or all of its rights hereunder to purchase the Assets to one or more Third Party purchasers. Subject to the first sentence of this Section 10.09, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

          Section 10.10 Headings. The article, section, paragraph and other
                        --------
headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                 [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                 U.S. WIRELESS CORPORATION, WIRELESS LOCATION
                                 SERVICES, INC., and WIRELESS LOCATION
                                 TECHNOLOGIES, INC.

                                 By: /s/ Dale E. Stone
                                     -------------------------------
                                     Dale E. Stone, President and COO

                                 Trafficmaster USA, Inc.

                                 By: /s/ Tony Eales
                                     -------------------------------
                                      Tony Eales, CEO